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                    [Letterhead of Talal Abu-Ghazaleh & Co.]

                                                                   EXHIBIT 23.10


                                                           BEIRUT 8 JANUARY 1997


                            "TO WHOM IT MAY CONCERN"


    As independent public accountants, we hereby consent to the use of our report dated June 30, 1994 and to all references made to the mentioned Audited Financial Statements.



    We are independent auditors with respect to the ARAB AMERICAN EXPRESS "Courier Company-LTD" and its Beirut Branch affiliates within the meaning of the Securities ACT of 1933 and the applicable published rules and regulations thereunder and conducted our audit in compliance with the International Auditing Standards which are substantially consistent with U.S. generally accepted auditing standards.


Talal Abu-Ghazaleh & Co.
/s/ Fouad Najem & Co.
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Fouad Najem
Managing Partner